Exhibit (a)(1)(iv)

NOTICE OF WITHDRAWAL

CNO FINANCIAL GROUP, INC.

OFFER TO PURCHASE FOR CASH ANY AND ALL OF ITS
OUTSTANDING 7.0% CONVERTIBLE SENIOR DEBENTURES DUE 2016
(CUSIP NOS. 12621EAC7 (SERIES 1), 12621EAE3 (SERIES 2),
12621EAF0 (SERIES 3) and 12621EAB9 (Series 4))
(the “Debentures”)

Pursuant to the Offer to Purchase Dated February 11, 2013

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF WEDNESDAY, MARCH 27, 2013, UNLESS THE OFFER IS EXTENDED (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED BY THE COMPANY.

The undersigned acknowledges receipt of the Letter of Transmittal (this “Letter of Transmittal”) and the Offer to Purchase, dated February 11, 2013 (the “Offer to Purchase” and together with the Letter of Transmittal, as amended and supplemented from time to time, the “Offer Documents”), constituting an offer (the “Offer”) by CNO Financial Group, Inc., a Delaware corporation (the “Company”), to purchase any and all outstanding Debentures upon the terms and subject to the conditions set forth in the Offer Documents. Upon the terms and subject to the conditions of the Offer, holders of Debentures who validly tender and do not validly withdraw their Debentures at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date, will receive, for each $1,000 principal amount of such Debentures, a cash purchase price (the “Purchase Price”) equal to the sum of (i) the Average VWAP (as defined in the Offer to Purchase) multiplied by 183.5145 plus (ii) a fixed cash amount of $61.25, provided that in no event will the Purchase Price be less than $1,454.13 per $1,000 principal amount of such Debentures. The Purchase Price will not be adjusted at any time during the Offer for any dividends declared and/or paid on the Company’s common stock during the Offer. In addition to the Purchase Price, holders will receive, in respect of their Debentures that are accepted for purchase, accrued and unpaid interest on such Debentures to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent. For further information regarding the calculation of the purchase price and for calculations of illustrative purchase prices, see “The Offer—Principal Amount of Debentures; Price” in the Offer to Purchase.

Questions and requests for assistance relating to the procedures for tendering Debentures and requests for additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to Global Bondholder Services Corporation, as the information agent for the Offer (the “Information Agent”) at its address and telephone numbers listed on the back cover of the Offer to Purchase. Questions regarding the Offer may also be directed to Goldman, Sachs & Co. (the “Dealer Manager”) at the address and telephone numbers listed on the back cover of the Offer to Purchase.

All withdrawals of the Debentures previously tendered in the Offer must comply with the procedures described under “The Offer—Withdrawal Rights” in the Offer to Purchase.

The undersigned has identified in the table below the Debentures that are being withdrawn from the Offer.

DESCRIPTION OF DEBENTURES TO BE WITHDRAWN

CUSIP NO.	Principal Amount of Debentures to be Withdrawn	Date(s) such Debentures Were Tendered
12621EAC7	$	, 2013
12621EAE3	$	, 2013
12621EAF0	$	, 2013
12621EAB9	$	, 2013

This form should only be used for withdrawals of Debentures delivered through DTC if the undersigned needs to withdraw Debentures on the Expiration Date and withdrawal through DTC is no longer available. Otherwise, the DTC form of withdrawal should be used for such Debentures.

A DTC participant withdrawing Debentures should fill out and sign this form and then fax it to the Depositary, at its fax number listed on the back cover of the Offer to Purchase. Immediately after faxing this form, the DTC participant should telephone the Depositary at its telephone number listed on the back cover of the Offer to Purchase to confirm receipt and discuss any other steps it may need to take.

This form must be signed below by the applicable DTC participant as its name appears on a security position listing showing such DTC Participant as the owner of the Debentures being tendered. If signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, please set forth the full title of such persons.

Name of DTC Participant:

Account Number(s):

Signature(s):

Capacity (Full Title):

Address (and Zip Code):

Telephone Number:

TIN or SSN:

DTC Participant Number:

Transaction Code Number:

Date:

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders and withdrawals of tenders of Debentures will be determined by the Company. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to the Company’s determinations of these matters. The Company reserves the absolute right to reject any or all tenders or withdrawals of Debentures that are not in proper form or the acceptance of which would, in the Company’s opinion, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender or withdrawal as to particular Debentures. A waiver of any defect or irregularity with respect to the tender or withdrawal of any Debenture shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender or withdrawal of any other Debentures except to the extent the Company may otherwise so provide. The Company will interpret the terms and conditions of the Offer. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to the Company’s interpretation of the terms and conditions of the Offer. Tenders of Debentures shall not be deemed to have been made until all defects or irregularities have been waived by the Company or cured. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any tender or withdrawal of Debentures, or will incur any liability to any holder for failure to give any such notification.

NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY HOLDER OF DEBENTURES AS TO WHETHER TO TENDER ANY DEBENTURES. NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION OR GIVES ANY SUCH INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.